Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-171315 and File No. 333-175420) of iBio, Inc. and Subsidiaries of our report dated September 29, 2014, on our audits of the consolidated financial statements of iBio, Inc. and Subsidiaries as of June 30, 2014 and 2013 and for the years then ended, which report includes an explanatory paragraph relating to iBio, Inc. and Subsidiaries’ ability to continue as a going concern, included in this Annual Report on Form 10-K.

/s/ CohnReznick LLP

Eatontown, New Jersey
September 29, 2014